Crystal Rock Holdings, Inc. Announces Financial Results for Its Fiscal Second Quarter and Six Months Ended April 30, 2015

WATERTOWN, CT -- (Marketwired - June 15, 2015) - Crystal Rock Holdings, Inc. (NYSE MKT: CRVP) announced its financial results for its second quarter and first six months that ended April 30, 2015. These results will be filed on Form 10-Q with the Securities and Exchange Commission today.

Total sales for the second quarter ending April 30, 2015 increased 1% to $18.7 million compared to $18.6 million during the same period in fiscal 2014. Gross profit for the same periods declined 7% to $8.1 million from $8.7 million. Gross profit as a percentage of sales was 43% for the three month period ending April 30, 2015 compared to 47% the same period in 2014. The Company had a net loss for the quarter of $641,000 compared to net income of $127,000 for the three month periods ending April 30, 2015 and 2014 respectively. On a per share basis, the net loss was $.03 per fully diluted share in the second quarter of fiscal year 2015, compared to net income of $.01 per fully diluted share in for the same period in fiscal 2014.

Total sales for the six months ending April 30, 2015 decreased 2% to $36.4 million compared to $37.0 million during the same period in fiscal 2014. Gross profit for the same periods declined 5% to $16.1 million from $17.1 million. Gross profit as a percentage of sales was 44% for the six month period ending April 30, 2015 compared to 46% the same period in 2014. The Company had a net loss for the first six months ending April 30, 2015 of $1.1 million compared to a net loss of $720,000 for the six month period ending April 30, 2014. On a per share basis, the net loss was $.05 per fully diluted share in the first six months of fiscal year 2015, compared to a net loss of $.03 per fully diluted share for the same period in fiscal 2014.

"Compared to the second quarter of last year, top line sales grew by 1% even as we experienced service disruption due to record setting snowfall in parts of the Northeast. The weather impact and an extreme commodity driven market continue to create volatility and negatively impacted our margins for the quarter. Our sales growth continues to mix across product lines as we position ourselves more competitively to gain volume and retain share," stated Peter Baker, CEO, Crystal Rock Holdings, Inc. "We are actively reducing operating costs, and we continue to reinvest in sales personnel and initiatives that serve our distribution model."

Crystal Rock Holdings, Inc. (NYSE MKT: CRVP), operating through its subsidiary Crystal Rock LLC, markets and distributes water, coffee, office supplies and other home and office refreshment products throughout the Northeast. The company is the largest independent home and office distributor of its kind in the United States. It bottles and distributes natural spring water under the Vermont Pure® brand, purified water with minerals added under the Crystal Rock® Waters label and roasts and packages coffee under its Cool Beans® brand. Launched in 2010, the Crystal Rock Office® brand features traditional office supplies, break room items, furniture and janitorial and sanitation products. The majority of its sales are derived from a route distribution system that delivers water in 3- to 5-gallon reusable, recyclable bottles, and coffee in fractional packs or pods. With a new identity and the tagline, "Little Things Matter™," Crystal Rock continues to set high standards in the home and office delivery through technical innovation, a commitment to the environment, and the integration of its family roots into relationships with employees and customers. More information is available at crystalrock.com.

                         CRYSTAL ROCK HOLDINGS, INC.
                            Results of Operations

                                       (Unaudited)           (Unaudited)
                                    Six Months Ended:    Three Months Ended:
                                  --------------------  --------------------
                                  April 30,  April 30,  April 30,  April 30,
                                     2015       2014       2015       2014
                                  ---------  ---------  ---------  ---------
(000's $)

Sales                             $  36,427  $  37,007  $  18,729  $  18,576

(Loss) Income from operations     $    (955) $    (411) $    (651) $     355

Net (Loss) Income                 $  (1,068) $    (720) $    (641) $     127

Basic net earnings (loss) per
 share                            $   (0.05) $   (0.03) $   (0.03) $    0.01
Diluted net earnings (loss) per
 share                            $   (0.05) $   (0.03) $   (0.03) $    0.01

Basic Wgt. Avg. Shares Out.
 (000's)                             21,358     21,360     21,358     21,360
Diluted Wgt Avg. Shares Out.
 (000's)                             21,358     21,360     21,358     21,365

Note: This press release contains a forward-looking statement about executing a sales and distribution growth plan and integrating acquired assets to become more profitable. The following important factors could cause actual results to differ materially from those in the forward-looking statement: Establishing a new product channel, such as office products, requires a significant investment of money and management time and requires us to develop systems, such as online ordering systems, to an extent we have not done previously. There is no assurance we can succeed. There are many competitors in the office products business, and some are bigger and better capitalized than we are. To the extent that we try to grow that business by acquisitions, we may experience difficulties integrating the acquired businesses or assets, or we may fail to realize synergistic savings that we had hoped to realize. Even if we establish a new product channel, it may not be profitable. In our Form 10-K Annual Report for the Fiscal Year ended October 31, 2014, the reader is directed to the section entitled "Products" and the discussion related to our Office Products line as well as the "Risk Factors" section where there is more information about this and other topics.

Contact:
Peter Baker
CEO
860-945-0661 Ext. 3001